                                                                   EXHIBIT 10.43

                              EMPLOYMENT AGREEMENT

            VALUE CITY DEPARTMENT STORES, INC. AND EDWIN J. KOZLOWSKI

THIS EMPLOYMENT AGREEMENT ("Agreement") is by and between Value City Department Stores, Inc. ("Company") and Edwin J. Kozlowski ("Executive"), and has been fully executed by both parties and is effective as of February 3, 2002. As described in subsection 3.7, this Agreement supercedes and replaces the employment agreement between Executive and Shonac Corporation ("Shonac") that originally was effective May 1, 2001 and, unless specifically excepted by written agreement, supercedes and replaces any other oral or written agreement between the Executive and the Company or Shonac ("Prior Agreement"). The Company agrees to employ Executive as Chief Operating Officer of Value City Department Stores, Inc. and Executive hereby accepts such employment and agrees to serve the Company faithfully and loyally subject to the supervision, advice and direction of the Chief Executive Officer and upon the following terms and conditions:

        1. Term. The employment of Executive hereunder will commence effective February 3, 2002, and will end on January 29, 2005 (which date, as the same may be extended as provided in this Section, is referred to as the "Expiration Date"), unless sooner terminated or extended as provided in this Agreement. The Company agrees to notify Executive, in writing, no later than January 31, 2004, if the Company intends to allow this Agreement to terminate by non-renewal at the Expiration Date. If such notice of non-renewal is not given by the Company, this Agreement shall be renewed upon such terms and conditions (including, without limitation, the period of extension of the Expiration Date) as shall be negotiated and mutually agreed upon by the parties, in writing, prior to the Expiration Date; provided, however, (1) such renewal terms and conditions shall include the Company's continuing obligation to provide Executive at least one year's notice of its intention to allow this Agreement to terminate by non-renewal at the extended Expiration Date, and (2) if the parties, acting in good faith, are unable to negotiate and mutually agree, prior to the Expiration Date, upon such renewal terms and conditions, this Agreement shall be automatically renewed for one additional fiscal year of the Company, without any change in its terms and conditions (other than one fiscal year's extension of the Expiration Date), and the Company shall be deemed to have timely given, at least 12 months before the first day of this additional one year period, to Executive the required notice of its intention to allow this Agreement to terminate by non-renewal and the term of this Agreement will be deemed to have ended on the last day of this continuation period.

        2.      Employment Functions.

                2.1. Position. The Executive shall serve as the Chief Operating Officer of the Company with such authority and duties as are customary for this position. The Executive shall report directly to and be subject to the supervision, advice and direction of the Chief Executive Officer.

                2.2. Duties. The Executive shall devote his full business time, best efforts and undivided attention to the business and affairs of the Company, except for any vacations, illness or disability. Executive is knowledgeable about the current business affairs and financial status of the Company, and shall have the duties and responsibilities customarily incident to the position of Chief Operating Officer, subject to the supervision, advice and direction of the Chief Executive Officer. Executive agrees that he shall at all times observe and be bound by all rules, policies, practices and resolutions heretofore or hereafter adopted in writing by the Company which are generally applicable and provided to the Company's officers and employees and which do not otherwise conflict with this Agreement. Nothing contained in this subsection 2.2 shall be construed to prevent Executive from: (1) making or holding passive investments in outstanding shares in the securities of publicly-owned companies or other businesses [other than organizations described in subsection 4.4, regardless of when and how that investment was made]; (2) serving on corporate, civic, religious, educational and/or charitable boards or committees; or (3) delivering periodic lectures or fulfilling periodic speaking engagements; provided, however, that none of the foregoing activities may lead to a conflict with his position, duties or any other obligation in this Agreement.

                2.3. Place of Performance. The principal location where Executive will perform his duties will be at the Company's corporate offices in Columbus, Ohio, except for required travel on the Company's business and except to the extent to which the Chief Executive Officer requires Executive to perform duties at another Company office.

        3.      Compensation.

                3.1. Salary. The Company shall pay to Executive an annualized base salary of $500,000 as compensation for his services under this Agreement. The annualized base salary shall be paid in equal installments in accordance

                                                                   EXHIBIT 10.43

with the Company's payroll practices for executive employees. Executive's annualized base salary will be increased annually (as of the first day of each fiscal year of the Company) during the term of this Agreement by 2.5 percent of the base salary payable to Executive hereunder during the preceding fiscal year of the Company and may be further increased during the term of this Agreement at the discretion of the Company's Board of Directors ("Board"). Also, as soon as administratively feasible after the parties sign this Agreement, the Company will make a lump sum payment to Executive equal to the amount Executive would have received as base salary between the effective date of this Agreement and the date he begins to receive base salary at the rate described in the first sentence of this subsection less the amount actually paid to Executive during this period.

                3.2. Incentive Compensation. Executive shall be eligible to receive incentive compensation calculated under the terms of the Company's Executive Incentive Plan (which contains certain predetermined targets and measures established by the Company) as such plan is modified by the Company for the Company's key executives. Under this Incentive Plan, the Company intends to provide Executive with an annual bonus based on 100 percent of his base salary if 100 percent of the EBIT goal is met for that year and that this bonus amount will be adjusted above or below 100 percent of base salary based on the extent to which the annual EBIT goal is exceeded or not met, as illustrated in the following table:

-------------------------------------------------------------------------------------------------------
                  PERCENTAGE OF EBIT                               PERCENTAGE OF BASE SALARY PAID

-------------------------------------------------------------------------------------------------------
                     140 percent                                                200 percent
-------------------------------------------------------------------------------------------------------
   Each whole percentage between 80 percent and 140 percent                     2.5 percent
-------------------------------------------------------------------------------------------------------
                      80 percent                                                50 percent
-------------------------------------------------------------------------------------------------------
                   Below 80 percent                                              0 percent
-------------------------------------------------------------------------------------------------------

For purposes of this subsection, EBIT will be calculated without regard to the effect of any transaction outside the Company's normal business operations or to the costs of any such transaction.

Any such bonus will be payable within 120 days after the later of the close of the Company's fiscal year or completion of an outside audit by the Company's then current independent audit firm.

                3.3.    Stock.

                        3.3.1. Standard Stock Options. Subject to the terms of the Value City Department Stores, Inc. 2000 Stock Incentive Plan ("Stock Incentive Plan") and any applicable standard stock option agreement, Company will grant to Executive options to purchase 590,000 shares of the Company's common stock at a per share exercise price of $4.50. These options will be granted effective February 3, 2002 and shall vest under the following schedule:

-----------------------------------------------------------------------------------------
                  DATE                                  PRECENTAGE VESTED
-----------------------------------------------------------------------------------------
            February 1, 2003                                20 percent
-----------------------------------------------------------------------------------------
            January 31, 2004                                40 percent
-----------------------------------------------------------------------------------------
            January 29, 2005                                60 percent
-----------------------------------------------------------------------------------------
            February 4, 2006                                80 percent
-----------------------------------------------------------------------------------------
            February 3, 2007                                100 percent
-----------------------------------------------------------------------------------------

                                                                   EXHIBIT 10.43

                        3.3.2. Restricted Stock. Subject to the terms of the Company's Stock Incentive Plan and any applicable restricted stock agreement, the Company will grant to Executive 80,000 shares of restricted stock. These restricted shares will be granted as of February 3, 2002 and will vest (and associated restrictions will lapse) on February 4, 2006, subject to terms established by the Board when granted, which shall be consistent with the terms of the Stock Incentive Plan through which the restricted stock is issued.

                        3.3.3. Performance Stock Options. Subject to the terms of the Company's Stock Incentive Plan and any applicable performance stock option agreement, Company will grant to Executive performance options to purchase 1,130,000 shares of the Company's stock at a per share exercise price of $4.50. These options will be granted as of February 3, 2002 and will vest on
(1) January 30, 2010 or, if earlier, (2) the later of (A) January 31, 2004 if, for each day of any 60-consecutive trading day period that ends on or before January 31, 2004, the closing price of the Company's stock is at least $12.00 per share or (B) the last day of (i) any 60-consecutive trading day period that ends after January 31, 2004 and before January 30, 2010 and on each day of which the closing price of the Company's stock is at least $12.00 per share or (ii) the Company has achieved at least 95 percent of the EBIT goal the Board set for the Company for each of any three consecutive fiscal years ending after the effective date of this Agreement and on and before January 30, 2010. For purposes of this subsection, EBIT will be calculated without regard to the effect of any transaction outside the Company's normal business operations or to the costs of any such transaction.

                        3.3.4 Additional Stock Grants or Options. Executive shall be eligible for discretionary grants of restricted stock and options as Company's Board may determine from time to time.

                3.4. Benefit Plans. Executive is entitled to participate in any deferred compensation or other employee benefit plans, including any profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; discount privileges; and other employee welfare benefits made available generally to, and under the same terms as, Company's other executives.

                3.5. Vacations. Subject to the terms of the Company's vacation policy applicable to senior executives, the Executive shall be entitled to four weeks of vacation. The dates of said vacations shall be mutually agreed upon by the Chief Executive Officer and Executive.

                3.6. Car. During the term of this Agreement, the Company (1) will allow the Executive to continue to use the vehicle he was provided by Shonac during the term of the prior Agreement, and (2) will pay expenses related to usual and customary business use (insurance, maintenance, gas) of this vehicle and (3) if appropriate, will purchase or lease for Executive a comparable vehicle. These amounts will be grossed-up for taxes. (The term "grossed up" as used in this Agreement refers to a payment to Executive that, after reduction for any income or excise taxes due, is equal to the net amount payable.)

                3.7. Effect on Prior Agreement. Although this Agreement is a substitution for and replaces the Prior Agreement, Executive, Company and Shonac agree that this substitution and replacement will not be treated as a termination of the Executive's employment under the Prior Agreement or under any compensation or benefit arrangement in which Executive participated or benefited. However, Executive's compensation and any other benefits of continuing employment for 2002 will be governed by the terms of this Agreement and not the terms of the Prior Agreement.

                3.8. Expenses. During his employment, Executive shall be entitled to receive prompt reimbursement for all normal and reasonable expenses incurred by him in performing services under this Agreement, including all reasonable expenses of travel, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. The Company shall furnish Executive with the Company credit cards provided to its other senior executives for use solely in the performance of his duties under this Agreement.

                3.9 Country Club. The Company will take appropriate steps to continue the country club loan made to Executive under the Prior Agreement. The remaining balance of this loan will be forgiven at the rate of 10 percent for each 12-consecutive month period Executive remains employed after the date the loan was originally made under the Prior Agreement, including periods of employment with Shonac, (and will be fully forgiven if Executive dies or becomes disabled before the end of this 10-year period or is terminated in circumstances that generate a payment under subsection 5.6). Subject to Section 5.6, if Executive leaves employment with the Company for any reason other than death or disability be-

                                                                   EXHIBIT 10.43

fore the ten-year period has elapsed, he is responsible for the balance of the payment. The country club dues will be paid by the Company pursuant to established guidelines.

                3.10. Taxes. The compensation provided to Executive hereunder shall be subject to any withholdings and deductions required by any applicable tax laws.

        4. Executive's Obligations. In consideration of employing Executive and providing him with the compensation and promises made in this Agreement, Executive agrees, with respect to the Company (which, for these purposes, includes the Company and all of its subsidiaries, parent corporation and affiliated entities) as follows:

                4.1. Confidential Information. Executive acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its confidential information and has invested, and will continue to invest, substantial sums of money to develop, maintain and protect confidential information. Executive therefore agrees that during and after his employment, any Confidential Information, as defined below, shall be held in confidence and treated as proprietary to Company. Executive agrees not to use or disclose any Confidential Information except to promote and advance the business interests of Company. Executive agrees that upon his separation from employment, for any reason whatsoever, he shall not take or copy, and shall immediately return to Company, any documents that constitute or contain Confidential Information. "Confidential Information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other confidential information regarding the business, operations, properties or personnel of Company which are disclosed to or learned by Executive as a result of his employment, but shall not include his personal personnel records. Confidential Information also shall not include any information that (1) Executive had in his possession prior to his first performing services for Company or Shonac that was a matter of public knowledge;
(2) became or becomes a matter of public knowledge thereafter through sources independent of Executive; (3) has been or is disclosed by Company without restriction on its use or (4) has been or is required to be disclosed by law or governmental order or regulation. Executive agrees, if there is any reasonable doubt whether an item is "public knowledge," that he will not regard the item as "public knowledge" until and unless the Chief Executive Officer confirms to the Executive that the information is public knowledge or an arbitrator, acting pursuant to Section 9, determines that the information is "public knowledge."

                4.2. Solicitation of Employees. Executive agrees that during his employment, and following the termination of his employment for any period of salary continuation or for two years, whichever is greater, he shall not, directly or indirectly, solicit the Company's employees to leave their employment; he shall not employ or seek to employ them; and he shall not cause or induce any of the Company's competitors to solicit or employ the Company's employees.

                4.3. Solicitation of Third Parties. Executive agrees that during his employment, and following the termination of his employment for any period of salary continuation or for two years, whichever is greater, he shall not, either directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor or any other person having a business relationship with the Company to discontinue or reduce the extent of such relationship except in the course of his duties pursuant to this Agreement and with the good faith objective of advancing the Company's business interests.

                4.4. Non-Competition. Executive agrees that following the termination of his employment for any period of salary continuation or for two years, whichever is greater, he shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform substantially the same or similar services (which shall be determined regardless of job title) for any business that directly competes with the Company's business, which shall be understood as the sale of off-price and discount merchandise, including, but not limited to, discount and off price shoes and accessories. Examples of businesses that compete with the Company's business include, but are not limited to, The TJX Companies, Inc., T.J. Maxx, Marshall's, Marshall's HomeGoods, A.J. Wright, Marmaxx, Winners, Ross Stores, Inc, Payless ShoeSource, Off-broadway Shoes, Famous Footwear and Footstar. The restriction imposed in this subsection applies to any parent, division, affiliate, newly formed or purchased business(es) and/or successor of a business that competes with the Company's business.

                4.5. Post-Termination Cooperation. Executive agrees that upon termination of his employment with the Company he will continue to cooperate in the

                                                                   EXHIBIT 10.43

following areas:

                        4.5.1. With the Company. Executive agrees that he will make himself reasonably available to answer questions for the Company's officers regarding his position or duties or any project, initiative or effort for which Executive was responsible during his employment with the Company. Executive also agrees to cooperate with the Company during the course of all third-party proceedings arising out of the Company's business about which Executive has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings and lawsuits (including pre-trial discovery and trial testimony). For purposes of this subsection, cooperation includes, but is not limited to, Executive's making himself reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents. Executive will be entitled to receive reasonable compensation (and reimbursement for reasonable expenses incurred in connection with) any activity described in this subsection.

                        4.5.2. With Third Parties. Executive agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney's representative (including private investigator) or current or former employee relating to any matter about which Executive has knowledge or information (other than knowledge or information that is "public knowledge" as defined in subsection 4.1) as a result of his employment with the Company or Shonac unless compelled to do so by lawfully-served subpoena or court order. Such matters specifically include, but are not limited to, any pending or threatened lawsuits or administrative investigations. Executive also agrees to notify the Chief Executive Officer immediately if he is contacted by a third party or receives a subpoena or court order to appear and testify.

                        4.5.3. With Media. Executive agrees not to communicate with, or give statements to, any member of the media (print, television or radio) relating to any matter about which Executive has knowledge or information (other than knowledge or information that is "public knowledge" as defined in subsection 4.1) as a result of his employment, including periods of employment with Shonac. Such matters specifically include, but are not limited to, any pending or threatened lawsuits or administrative investigations. Executive also agrees to notify the Chief Executive Officer immediately if he is contacted by any member of the media.

                4.6. Non-Disparagement. Executive and Company agree that during and after the Term of this Agreement neither shall make any disparaging remarks about the other and Executive will not make any disparaging remarks about the Company's Chief Executive Officer, Chairman or any of the Company's senior executives. However, this subsection will not preclude (1) any remarks that may be made by Executive under the terms of subsections 4.5, (2) the Company from making disparaging remarks about Executive concerning any conduct that may lead to a termination for Cause, as defined in subsection 5.3 (including, but not limited to, initiating an inquiry or investigation that may result in a termination for Cause), but only to the extent reasonably necessary to investigate Executive's conduct and to protect the Company's interests or (3) the Executive from making disparaging remarks about the Company concerning any conduct that may lead to a termination for Good Reason, as defined in subsection
5.4 (including, but not limited to, initiating an inquiry or investigation that may result in a termination for Good Reason), but only to the extent reasonably necessary to investigate Company's conduct and to protect the Executive's interests.

                4.7. Remedies. Except as expressly provided in subsection 4.1, Executive agrees that any disputes under Section 4 shall not be subject to arbitration under Section 9. If Executive breaches any provision of Section 4 of this Agreement, the damage may be substantial, although difficult to quantify, and money damages may not afford the Company an adequate remedy; therefore, if Executive breaches or threatens to breach Section 4, the Company shall be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct.

        5. Termination and Related Benefits. This Agreement shall terminate upon the occurrence of the events described in this section. The incentive compensation, stock and stock options and severance benefits provided under this Agreement are provided in exchange for the covenants and releases made and entered into by and between the Executive and the Company, which covenants and releases have a value equal to 100 percent of the incentive compensation, stock and stock options and severance benefits provided in this Agreement.

                                                                   EXHIBIT 10.43

                5.1. Death. This Agreement shall terminate automatically on the date of Executive's death. In the event of termination under this subsection 5.1, the Company shall make the following payments to the beneficiary the Executive designates on the attached form or, with respect to any option or restricted stock, the beneficiary the Executive designates under the Stock Incentive Plan (or other equity plan) under which the options or restricted stock was issued ("Beneficiary"):

                        5.1.1. Base Salary. Base salary earned as of the date of termination.

                        5.1.2. Incentive Compensation. The pro rata share of any incentive compensation that, but for Executive's death, he would have otherwise received under the Company's Executive Incentive Plan on the date of death and based on the extent to which performance standards are met on the last day of the year in which the Executive dies.

                        5.1.3. Standard Stock Options. Subject to the terms of any applicable standard stock option agreement, Executive's Beneficiary may exercise any outstanding standard stock options that are then vested and that would have been vested if the Executive had lived until the last day of the fiscal year during which he dies.

                        5.1.4. Restricted Stock. All amounts payable on account of Executive's death under any applicable restricted stock agreement (determined as if Executive has died on the last day of the fiscal year during which he dies) will be distributed to the Executive's Beneficiary.

                        5.1.5. Performance Stock Options. Subject to the terms of any applicable performance stock option agreement, Executive's Beneficiary may exercise any outstanding performance stock options that are then vested and that would have been vested if the Executive had lived until the last day of the fiscal year during which he dies.

                5.2. Disability. Upon Executive's permanent disability, the Company shall have the right to terminate this Agreement immediately upon notice to Executive. For these purposes, permanent disability shall mean that Executive cannot, with a reasonable accommodation, perform his duties on a full-time basis for a period of more than six consecutive calendar months due to a physical or mental disability or infirmity. In the event of termination as a result of permanent disability, the Company shall pay to the Executive (and not the Executive's Beneficiary) the amounts described in subsection 5.1 as if the Executive died on the date his permanent disability is established.

                5.3. Cause. The Company may terminate the Executive's employment for Cause upon notice to Executive. The Company shall have "Cause" to terminate the Executive's employment upon Executive's (1) failure to substantially perform his position or duties, provided that the Company shall make a written demand for substantial performance setting forth the specific reason(s) for same and Executive shall, if the failure is one that can be cured, have 60 days to cure; (2) willful, illegal or grossly negligent conduct which is materially injurious to the Company monetarily or otherwise; (3) violation by Executive of laws or regulations governing the Company; (4) breach of any fiduciary duty owed to the Company by Executive; (5) misrepresentation or dishonesty by Executive which the Company determines has had or is likely to have a material adverse effect upon the Company's operations or financial conditions; (6) breach of subsection 2.2 or Section 4 of this Agreement; (7) involvement in any act of moral turpitude that has an injurious effect on the Company or its reputation; or (8) breach of the terms of any non-solicitation or confidentiality clauses contained in an employment agreement(s) with a former employer. Executive shall have an opportunity to be heard by the Board prior to a termination for Cause. In the event of a termination for Cause, the Company shall pay to the Executive:

                        5.3.1. Base Salary. Any base salary earned to the date of termination.

                        5.3.2. Incentive Compensation. Any unpaid incentive compensation earned under the terms of the Company's Executive Incentive Plan for the fiscal year that ends before the fiscal year during which he is terminated for Cause, as defined in subsection 5.3 (but no incentive compensation will be given with respect to the fiscal year during which he is terminated for Cause, as defined in subsection 5.3).

                        5.3.3. Standard Stock Options. Executive's entitlement to standard stock options shall be as provided in the Company's Stock Incentive Plan and any applicable standard stock option agreement.

                        5.3.4. Restricted Stock. Executive's entitlement to restricted stock shall be as provided in the Company's Stock Incentive Plan and any applicable restricted stock agreement.

                                                                   EXHIBIT 10.43

                        5.3.5. Performance Stock Options. Executive's entitlement to performance stock options shall be as provided in the Company's Stock Incentive Plan and any applicable performance stock option agreement.

                5.4. Without Cause or Good Reason. The Company may terminate Executive's employment at any time Without Cause upon notice to Executive. A termination "Without Cause" is a termination of the Executive's employment by the Company for any reason other than those set forth in subsections 5.1 [Death], 5.2 [Disability], 5.3 [Cause] or 5.8 [Non-Renewal] of this subsection. Also, the Executive may terminate his employment for "Good Reason" (as defined in this section). Except as provided in Section 5.6, in the event of a termination by the Company Without Cause or by the Executive for Good Reason, the Company shall pay to Executive:

                        5.4.1. Base Salary. Base Salary for 12 months (or, if longer, for the balance of the term of this Agreement determined without regard to the special period described in Section 1(2)) following the effective date of termination, which shall be paid in equal installments in accordance with the Company's payroll practices for executive employees. The Company shall also reimburse Executive for his cost of maintaining continuing health care coverage for a period of no more than 18 months following the effective date of termination; provided, however, that health insurance reimbursements shall cease upon Executive's becoming eligible for similar coverage under another benefit plan and further provided that the amount of this reimbursement will not be larger than the sum of the premiums the Executive would have incurred under COBRA to maintain coverage for 18 months under the Company's plan in which he was participating (and at the same level he was participating) when his employment terminated. Executive shall have a duty to mitigate these payments, as described in subsection 10.5.

                        5.4.2. Incentive Compensation. The pro rata share of any incentive compensation that, but for Executive's termination Without Cause or the Executive's termination for Good Reason, he would have otherwise received under the Company's Executive Incentive Plan on the date of his termination Without Cause or termination for Good Reason and based on the extent to which performance standards are met on the last day of the year in which the Executive is terminated Without Cause or terminates for Good Reason.

                        5.4.3. Standard Stock Options. Subject to the terms of the Company's Stock Incentive Plan and any applicable standard stock option agreement, all standard stock options will be fully vested and exercisable.

                        5.4.4. Restricted Stock. Subject to the terms of the Company's Stock Incentive Plan and any applicable restricted stock agreement, all restrictions then imposed on any restricted stock (other than those imposed by any applicable state or federal statute) will lapse and be removed and the shares will be distributed to Executive.

                        5.4.5 Performance Stock Options. Subject to the terms of the Company's Stock Incentive Plan and any applicable performance stock option agreement, all performance stock options will be fully vested and exercisable.

                        5.4.6 Definition of Good Reason. For purposes of this Agreement, "Good Reason" means without Executive's express prior written consent, the occurrence of any one or more of the following events during the term of this Agreement and which is not corrected to Executive's reasonable satisfaction within 60 days after he gives notice to the Chief Executive Officer of the circumstance that he believes does or may constitute Good Reason:

                                (1)     A material reduction in Executive's
duties, responsibilities or status with respect to Company, as compared to those in effect on the effective date of this Agreement (but will not include any changes resulting directly from implementation of a plan that restructures the Company's business organization and which Executive designed or was materially involved in designing and to which Executive has specifically agreed in writing);

                                (2)     Deprivation of Executive of the title of
Chief Operating Officer without a simultaneous grant of a more senior title;

                                (3)     The permanent assignment to Executive of
job duties materially inconsistent with Executive's office on the effective date of this Agreement;

                                (4)     The failure of Company to maintain
Executive's relative level of coverage under the employee benefit or retirement plans, policies, practices or arrangements as in effect on the effective date of this

                                                                   EXHIBIT 10.43

Agreement, both in terms of the amount of benefits provided and the relative level of Executive's participation. However, Good Reason will not arise under this subsection if Company eliminates and/or modifies any of these programs if required by law to do so or to the extent needed to preserve the tax-character of the plan, policy, practice or arrangement;

                                (5)     Any material breach of this Agreement
including failure to make any payment or grant provided under this Agreement when due by or on or in behalf of the Company; or

                                (6)     After a Change in Control, (i) a
requirement that Executive relocate his principal office or worksite (or the indefinite assignment of Executive) to a location more than 50 miles distant from (A) the principal office or worksite to which he was permanently assigned as of the Effective Date or (B) any location to which Executive is permanently assigned, with his consent, after the Effective Date or (ii) relocation of the Company's corporate headquarters to a site that is more than 50 miles distant from (A) its location on the effective date of this Agreement or (B) any location to which it is moved with his concurrence after the effective date of this Agreement. For purposes of this subsection, the Executive will be deemed to have consented to any relocation undertaken as part of a plan that restructures the Company's business organization and which Executive designed or was materially involved in designing and to which Executive has specifically agreed in writing)

                5.5. Voluntary Termination by Executive. Executive may voluntarily terminate his employment with the Company at any time. In the event of Executive's voluntary termination, the Company shall pay to Executive the amounts described in subsection 5.3 [Cause] as if the termination had been pursuant to that subsection.

                5.6. Change in Control. Subject to subsection 5.7, if the Company terminates Executive's employment during the term of this Agreement (including any renewals under Section 1) Without Cause, as defined in subsection 5.3, or if the Executive terminates employment for Good Reason as defined in subsection 5.4.6 within six consecutive calendar months ending immediately before the month in which a Change in Control occurs or 24 consecutive calendar months beginning after a "Change in Control" (as defined in subsection 5.6.6) the Company will pay the following amounts (reduced by any amounts paid or benefit provided under Section 5.4 on account of a termination Without Cause or for Good Reason within the six consecutive calendar months ending immediately before the month in which a change in control occurs):

                        5.6.1. Base Salary and Incentive Compensation. Within 30 days, the Company will pay to the Executive a lump sum amount equal to the sum of (1) 300 percent of his base salary (at the annual rate in effect on the date of termination) plus (2) 300 percent of his targeted bonus under the Incentive Plan described in subsection 3.2.2 (based on achievement of 100 percent of EBIT) for the year in which his employment terminates. For purposes of this subsection, EBIT will be calculated without regard to the effect of any transaction outside the Company's normal business operations or to the costs of any such transaction.

                        5.6.2. Standard Stock Options. Subject to the terms of the Company's Stock Incentive Plan and any applicable standard stock option agreement, all outstanding standard stock options will be fully exercisable.

                        5.6.3. Restricted Stock. Subject to the terms of the Company's Stock Incentive Plan and any applicable restricted stock agreement, all restrictions imposed on any outstanding shares of restricted stock will lapse.

                        5.6.4. Performance Stock Options. Subject to the terms of the Company's Stock Incentive Plan and any applicable performance stock option agreement, all outstanding performance stock options will be fully exercisable.

                        5.6.5 Loans. The balance of the loans described in subsection 3.9 will be forgiven.

                        5.6.6. Change in Control. For purposes of this Agreement and except as provided below, "Change in Control" means the occurrence of the following:

                                (1)     Other than as a result of the exercise
by Cerebus Partners, L.P. of board representation rights under the Senior Convertible Facility, more than half of the Persons who were directors of the Company on the first day of any period consisting of twelve (12) consecutive calendar months (the first of which twelve (12) month periods commencing with the first day of the month during which this Agreement was executed), cease, for any reason other

                                                                   EXHIBIT 10.43

than death, disability or replacement by other Persons nominated by a nominating committee controlled by Schottenstein Stores Corporation to be directors of the Company; or

                                (2)     The failure of Schottenstein Stores
Corporation to "Control" (as defined in the Loan Agreement) the "Borrowers" (as defined in the Loan Agreement).

Notwithstanding the foregoing, when measuring the effect of an event on any option or restricted stock granted under subsections 3.3.1, 3.3.2 and 3.3.3., "Change in Control" will have the same meaning given to this term under the Stock Incentive Plan (or other equity plan) under which the option or restricted stock is granted.

                5.7.    Excise Tax Equalization Payment.

                        5.7.1. If the Executive becomes entitled to a payment under subsection 5.6 and/or any other payment or benefit under this Agreement or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments") and if any of the Total Payments will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar tax that may hereafter be imposed (the "Excise Tax"), the Company shall pay to the Executive in cash an additional lump sum amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax, wage, employment and Excise Tax upon the Gross-Up Payment (including FICA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practicable following the effective date of Executive's termination, but in no event beyond thirty (30) days from such date.

                        5.7.2 In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate, including, but not limited to, the counsel of its independent auditors. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

                                (1)     Any other payments or benefits received
or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment [whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any Person (as defined in subsection 5.6.6) whose actions result in a Change in Control or any Person affiliated with the Company or such Persons] shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the Company's independent auditors, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

                                (2)     The amount of the Total Payments which
shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code [after applying subsection 5.7.2(1)]; and

                                (3)     The value of any noncash benefits or any
deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                                (4)     For purposes of determining the amount
of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the effective date of the Executive's termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                        5.7.3. In the event the Internal Revenue Service adjusts the computation of the Company under subsection 5.7.2 so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Committee; provided, however, that the Executive follows the procedures set forth in this subsection 5.7.3.

                                                                   EXHIBIT 10.43

                                (1)     The Executive shall notify the Company
if and when he consents to the extension of the statute of limitations for any year for which a payment is made under Section 5.6;

                                (2)     The Executive shall notify the Company
in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the later of either: (A) the date the Executive has actual knowledge of such claim or (B) ten (10) days after the Internal Revenue Service issues to the Executive either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                        (i)     Give the Company any information
reasonably requested by the Company relating to such claim;

                                        (ii)    Take such action in connection
with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; provided, however, (A) nothing in this Agreement shall obligate Executive to extend any statute of limitations with respect to any tax return if any other tax issues have been, or might be, raised by the Internal Revenue Service in connection with such return and (B) Executive shall be entitled to be represented by counsel of his own choosing with respect to such other issue(s) and such counsel and the counsel selected by the Company shall reasonably cooperate with one another in the respective representations;

                                        (iii)   Cooperate with the Company in
good faith in order effectively to contest such claim; and

                                        (iv)    Permit the Company to
participate in any proceedings relating to such claims.

                                (3)     Provided, however, that the Company
shall directly bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this subsection 5.7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim. However, if the Executive does not comply in every respect with the procedures described in this subsection, (A) the Company will not be obliged to defend (or participate in the defense of) the Executive against any claim made by the Internal Revenue Service and (B) will not be liable in any respect for any additional taxes, interest or penalties assessed against the Executive.

                                (4)     If, after the receipt by the Executive
of an amount pursuant to this subsection 5.7 (including the Gross-Up Payment), the Executive becomes entitled to receive any refund with respect to such claim due to an overpayment of any Excise Tax or income tax, including interest and penalties with respect thereto, the Executive shall (subject to the Company's complying with the requirements of this subsection 5.7.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this subsection 5.7.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                5.8. Non-Renewal. Executive's employment shall terminate on the last day of the term of the Agreement if the Company fails to renew the Agreement as provided for in Section 1 before a Change in Control. In the event of termination by non-renewal, Company will pay Executive only the amount described in subsection 5.3 (as if he

                                                                   EXHIBIT 10.43

had been terminated for Cause) plus base salary, at the rate then in effect, for 12 months. Also, Executive will be entitled to any standard stock options, restricted stock and performance stock options that would have been vested during the one year following the date of termination but Executive will not be entitled to any additional compensation or benefits. However, if the Company fails to renew the Agreement anytime after a Change in Control, the Executive will receive the payments described in subsections 5.6 and 5.7.

                5.9. Method of Payment. The Company, at its option, may elect to pay, as a lump sum, any installment payments due under Section 5. If the Company decides to accelerate payment of any installment obligation due under
Section 5, the amount paid will be reduced to reflect the value of the accelerated payment. This reduction will be based on the rate paid under 90-day U.S. Treasury Bills issued on the first issue date after this Agreement terminates.

                5.10. Application of Pro Rata. Whenever a pro rata share is required to be paid under this Section 5, it will be based on the number of days between the first day of the fiscal year during which Executive terminates employment and the date that Executive terminates employment divided by the number of days in the fiscal year during which the Executive terminates employment.

        6.      Notice.

                6.1. How Given. Whenever in this Agreement notice is permitted or required, the notice shall be in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid, or through Federal Express, UPS, DHL and any other reputable professional delivery service that maintains a confirmation of delivery system. In the event of delivery by mail, the notice shall be addressed to the Chief Executive Officer at the Company's then-current corporate offices and to Executive at his then-current address as contained in his personnel file.

                6.2. Effective Date. Notice is effective on the date it is delivered in the event of personal delivery, or on the date its receipt is acknowledged in the event of delivery by registered mail or through a professional delivery service described in subsection 6.1.

                6.3. Termination. Any notice pertaining to termination of employment under Section 5 of this Agreement shall indicate the specific provision relied upon in this Agreement and describe in reasonable detail the facts and circumstances that purport to provide the basis for the termination.

        7. Release. In exchange for the payments and benefits to Executive described in this Agreement, as well as any and all other mutual promises made in this Agreement, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns agree to release and forever discharge the Company and its subsidiaries, parent corporations and affiliated entities, and its and their executives, officers, directors, agents, attorneys, successors and assigns, from any and all claims, suits and/or causes of action that grow out of or are in any way related to his recruitment to or his employment with the Company, except Executive does not release and discharge the Company for any claim that the Company has breached this Agreement and such claims will be subject to arbitration pursuant to Section 9 of this Agreement. This release includes, but is not limited to, any claims that the Company violated the Employee Retirement and Income Security Act, the Age Discrimination in Employment Act, the Older Worker's Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 (as amended), the Family and Medical Leave Act, any law prohibiting discrimination, harassment or retaliation in employment, any claim of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress, the public policy of any state, or any federal, state or local law. Executive agrees that, upon termination of his employment, he shall reaffirm and execute this release in writing. If Executive fails to reaffirm and execute this release, Executive agrees that he will not receive any payment from the Company other than the salary, earned incentive pay and benefits due and payable as a result of actual work for the Company. Specifically, Executive agrees that a necessary condition for the payment of any of the amounts described in Section 5 in the event of termination (except termination under subsection 5.1 [Death]) is Executive's reaffirmation of this release upon termination of his employment. Executive agrees that he is an experienced senior executive knowledgeable about the claims that might arise in the course of his employment with the Company and that he knowingly agrees that the payments upon termination (except those upon Executive's Death) provided for in the Agreement are satisfactory consideration for the release of such possible claims. Executive is advised to consult with an attorney prior to executing this Agreement. Executive agrees that he has been given 21 days in which to consider this release. Executive may revoke his consent to this Agreement by delivering a written notice of such revocation to the Chief

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                                                                   EXHIBIT 10.43

Executive Officer within seven days of his signing this Agreement. Should Executive revoke this Agreement, it shall become null and void and Executive must return any compensation received under it, except salary earned for actual work.

        8. Insurance. The Company shall, to the extent permitted by law, include Executive during the term of this Agreement under any directors and officers liability insurance policy maintained for its directors and officers. The coverage shall be at least as favorable to Executive in amount and each other material respect as the coverage of other directors and officers covered thereby. This obligation to provide insurance for Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Executive occurring during Executive's employment with the Company or with any affiliated company.

        9. Arbitration. UNLESS STATED OTHERWISE IN THIS AGREEMENT, THE PARTIES AGREE THAT ARBITRATION SHALL BE THE SOLE AND EXCLUSIVE REMEDY FOR EACH OF THEM TO REDRESS ANY DISPUTE, CLAIM OR CONTROVERSY INVOLVING THE INTERPRETATION OF THIS AGREEMENT OR THE TERMS, CONDITIONS OR TERMINATION OF THIS AGREEMENT OR THE TERMS, CONDITIONS OR TERMINATION OF EXECUTIVE'S EMPLOYMENT WITH THE COMPANY, INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS FOR ANY TORT, BREACH OF CONTRACT, VIOLATION OF PUBLIC POLICY OR DISCRIMINATION, WHETHER SUCH CLAIM ARISES UNDER FEDERAL OR STATE LAW.

                9.1. The Executive expressly understands and agrees that the claims that are subject to arbitration under this subsection include, but are not limited to, asserted violations of the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 (as amended), the Family and Medical Leave Act, the Older Worker's Benefit Protection Act; and any other federal, state or local statute, common law or regulation governing employment relationships, employment discrimination, harassment or retaliation.

                9.2. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction, and enforcement may be had according to its terms. This subsection shall survive the termination or expiration of this Agreement.

                9.3. Arbitration shall be held in Columbus, Ohio, and shall be conducted by a retired federal judge or other qualified arbitrator. The arbitrator will be mutually agreed upon by the parties and the arbitration will be conducted in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but, to the extent allowed by law, shall have no authority to award punitive, exemplary or similar-type damages.

                9.4. Any claim or controversy not sought to be submitted to arbitration, in writing, within 120 days of when the party asserting the claim knew, or through reasonable diligence should have known, of the facts giving rise to that party's claim, shall be deemed waived and the party asserting the claim shall have no further right to seek arbitration or recovery with respect to such claim or controversy. Both parties agree to strictly comply with the time limitation specified in this subsection. For purposes of this section, a claim or controversy is sought to be submitted to arbitration if either party gives notice to the other that (1) an issue has arisen or is likely to arise that, unless resolved otherwise, may be resolved through arbitration under this section and (2) unless the issue is resolved otherwise, the complaining party intends to submit the matter to arbitration under the terms of this section.

                9.5. To the extent allowed by law, the parties shall split the arbitrator's fee. Additionally, and also to the extent allowed by law, the Company will reimburse Executive for all other costs of the arbitration (including any attorney's fees) he incurred in connection with an arbitration affecting a matter under this Agreement and in which the Executive prevailed; provided, however, that the amount of this reimbursement will be no more than the smaller of (1) the amount incurred or (2) the larger of (A) the additional amount awarded by the arbitrator as a result of the arbitration with respect to which the costs and attorney fees were incurred or (B) the amount the arbitrator believes is an equitable reimbursement taking into account the nature and significance of the matter raised.

                                                                   EXHIBIT 10.43

                9.6. The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement or any other matter subject to arbitration, except as otherwise provided in this Agreement, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

                9.7. EXECUTIVE AND THE COMPANY EACH WAIVE THE RIGHT TO HAVE A CLAIM OR DISPUTE WITH ONE ANOTHER DECIDED IN A JUDICIAL FORUM OR BY A JURY, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.

        10.     General Provisions.

                10.1. Representation of Executive. Executive represents and warrants that he is not under any contractual or legal restraint that prevents or prohibits him from entering into this Agreement or performing his obligations under this Agreement.

                10.2. Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by Executive and the Chief Executive Officer or such other person as may be designated by the Board. This Agreement, and any attachments referenced in the Agreement, constitute the entire agreement between the parties regarding their employment relationship, and any other agreements are terminated and of no further force or legal effect. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made or relied upon by either party which are not set forth expressly in this Agreement. The Executive and Company agree that Section 10.02 does not affect the Executive's payment under the Value Creation Program.

                10.3. Governing Law; Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

                10.4. No Waiver. Except as otherwise provided in subsection 9.4, failure to insist upon strict compliance with any term hereof shall not be considered a waiver of any such term.

                10.5. Mitigation. If Executive obtains other employment during any period in which he is entitled to receive continued salary or incentive payments under Section 5, any salary or bonus payments (but excluding directors' fees) earned by Executive during such period shall reduce the Company's obligation to pay continued salary and/or other incentive pay amounts under
Section 5 by the amount of the salary and/or incentive compensation amounts the Executive earns.

                10.6. Withholding. All payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law.

                10.7. Survival. Subject to the terms of the Executive's beneficiary designation form, the parties agree that the covenants and promises set forth in Sections 4 through 10 shall survive the termination of this Agreement and continue in full force and effect.

                10.8. Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after Executive's death and shall not preclude the legal representative of Executive's estate from assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and legal representatives and the Company and its successors. The rights of Executive under this Agreement shall be solely those of an unsecured general creditor of the Company. The

                                                                   EXHIBIT 10.43

headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

                10.9. Successors to Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations under this Agreement.

        IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement, which includes an arbitration provision, and consists of ___ pages.



                                    EXECUTIVE



                                    Signed:              , 2002
                                             ------------

                                    VALUE CITY DEPARTMENT STORES, INC.

                                    By:
                                       ----------------------------------------

                                    Signed:              , 2002
                                             ------------